Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266093
PROSPECTUS
867,369 Shares

Common Stock Offered by the Selling Stockholders
This prospectus relates to the resale from time to time of up to 867,369 shares of common stock, par value $0.0001 per share, of Exicure, Inc. (the “Common Stock”) by the selling stockholders identified in this prospectus (the “Selling Stockholders”), including their respective pledgees, assignees, donees, transferees or successors-in-interest. We will not receive any proceeds from the sale of the shares offered by this prospectus, however, we have agreed to pay the registration expenses relating to such shares of Common Stock.

We have agreed, pursuant to a registration rights agreement that we have entered into with the Selling Stockholders, to bear all of the registration expenses incurred in connection with the registration of these shares of Common Stock. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of our Common Stock.

The Selling Stockholders identified in this prospectus, or their respective pledgees, assignees, donees, transferees or successors-in-interest, may offer the shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. For more information on the Selling Stockholders, see the section entitled “Selling Stockholders” on page 7.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “XCUR.” On July 7, 2022, the last reported sale price of our Common Stock was $2.02 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our Common Stock involves a high degree of risk. You should carefully read and consider the section entitled “Risk Factors” on page 5 and the risk factors included in our periodic reports filed with the Securities and Exchange Commission (“SEC”), in any applicable prospectus supplement and in any other documents we file with the SEC.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 20, 2022.

ABOUT THIS PROSPECTUS
We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or in any amendment to this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information, and if anyone provides, or has provided you, with different or inconsistent information, you should not rely on it. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, as well as the information filed previously with the SEC, and incorporated herein by reference, is accurate only as of the date of the document containing the information, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sale of our Common Stock.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

In this prospectus, references to “Exicure,” the “Company,” the “registrant,” “we,” “us,” and “our” refer to Exicure, Inc., a Delaware corporation, and, where appropriate, its subsidiary. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context requires otherwise.

We effected a reverse stock split of our Common Stock at a ratio of 1-for-30 as of 5:00 p.m. Eastern Time on June 29, 2022. No fractional shares were issued in connection with the reverse stock split. Stockholders of record who would otherwise be entitled to receive a fractional share received a cash payment in lieu thereof. All information presented in this prospectus, unless otherwise indicated herein, assumes a 1-for-30 reverse stock split of our outstanding shares of Common Stock, and unless otherwise indicated, all such amounts and corresponding conversion price or exercise price data set forth herein have been adjusted to give effect to such assumed reverse stock split.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the documents incorporated by reference herein.

Any statements in this prospectus, or incorporated herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), these forward-looking statements include statements regarding:

•our expectations regarding the impact of the ongoing COVID-19 pandemic including the expected duration of disruption and immediate and long-term delays, interruptions or other adverse effects to clinical trials, patient enrollment and clinical activation, delays in regulatory review, preclinical research and development (“R&D”), collaboration and partnership programs, manufacturing and supply chain interruptions, adverse effects on healthcare systems and disruption of the global economy overall, and the overall impact of the COVID-19 pandemic on our business, financial condition and results of operations;

•the initiation, timing, progress and results of our current and future preclinical studies, clinical trials, collaboration and partnership programs, and the R&D programs we are pursuing or may pursue;

•our ability to advance our product candidates into, and successfully complete, clinical trials;

•the timing and likelihood of regulatory filings for our current and future product candidates including any Investigational New Drug (“IND”), application, Investigational Medicinal Product Dossier (“IMPD”), Clinical Trial Application (“CTA”), New Drug Application (“NDA”), or other regulatory submissions;

•our ability to obtain and maintain regulatory approval of our product candidates in the indications for which we plan to develop them, and any related restrictions, limitations or warnings in the label of an approved drug or therapy;

•the status of clinical trials, development timelines and discussions with regulatory authorities related to product candidates under development by us and our collaborators;

•our ability to identify and develop therapeutic candidates for treatment of additional disease indications;

•the commercialization of any approved therapeutic candidates;

•our ability to obtain additional funding for our operations;

•our ability to obtain and maintain intellectual property protection for our technologies and therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

•our expectations regarding our ability to attract and retain qualified key management and technical personnel;

•the impact of government laws and regulations as well as developments relating to our competitors or our industry; and

•other risks and uncertainties, including those listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, and other filings we make with the SEC.
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In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “intend,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” “continue,” “likely,” and similar expressions (including their use in the negative) intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” in our SEC filings, and may provide additional information in any applicable prospectus supplement. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our Common Stock, you should carefully consider the risk factors incorporated by reference herein, in addition to the other information set forth in this prospectus and in the documents incorporated by reference herein.

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PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. You should carefully read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus and any applicable prospectus supplement before you invest in our Common Stock.

Company Overview
We are an early-stage biotechnology company developing nucleic acid therapies targeting ribonucleic acid against validated targets to neurological disorders and hair loss. Our team includes a diverse scientific group with expertise in nucleic acid chemistry, drug development and neuroscience. Headquartered in Chicago, Illinois, we conduct our discovery and development efforts in-house with a dedicated 30,000 square foot facility, including rapid and automated high throughput nucleic acid synthesis and screening.

In December 2021, we announced our commitment to a plan to wind down our immuno-oncology program for cavrotolimod (AST-008) and our XCUR-FXN preclinical program for the treatment of Friedreich’s ataxia. We have transformed our strategic plan, with new focus on realignment of our research and development resources to support (i) the development of our preclinical program targeting SCN9A for neuropathic pain, (ii) the continued advancement of our partnered programs with Ipsen Biopharm Limited (“Ipsen”), to develop SNA-based treatments in neuroscience targeting Huntington’s disease and Angelman syndrome, (iii) our continued advancement of our partnered program with AbbVie Inc. (“AbbVie”), to develop SNA-based treatments for hair loss disorders, as well as (iv) the continued research and development of other undisclosed therapeutic product candidates.

Our therapeutic discovery and development efforts are supported by our proprietary Spherical Nucleic Acid (“SNA”) technology. SNAs are nanoscale constructs consisting of densely packed synthetic nucleic acid sequences that are radially arranged in three dimensions. We believe the design of our SNAs gives rise to distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and enable therapeutic activity outside of the liver. Our platform for therapeutic nucleic acids has demonstrated potential high potency, broad uptake, and prolonged efficacy in both in vitro and in vivo neurological models. The basis of our discovery approach harnesses our expertise in oligonucleotide chemistry for use against validated targets where we can screen thousands of oligonucleotides efficiently and identify top candidates in the appropriate cell and live animal models. We are conducting preclinical studies for a non-opioid analgesic directed against SCN9A (Nav1.7); undisclosed targets in Huntington’s disease and Angelman syndrome as part of our collaboration with Ipsen; and undisclosed targets in hair loss disorders as part of our collaboration with AbbVie.

The table below sets forth the current status of development of our SNA therapeutic candidates.

Private Placement
Securities Purchase Agreement

On May 9, 2022, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a private placement an aggregate of 867,369 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $5.81 per share (the “Private Placement”).

The Private Placement closed on May 18, 2022 (the “Closing Date”). We received aggregate gross proceeds from the Private Placement of approximately $5.0 million, before deducting estimated offering expenses payable by us. We expect the net proceeds from the Private Placement to be used to support the development of the advancement of its preclinical program, including the development of its SCN9A product candidate, as well as other working capital and general corporate purposes.

Registration Rights Agreement

On May 9, 2022, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which we agreed to register the resale of the Shares. Under the Registration Rights Agreement, we have agreed to file a registration statement covering the resale of the Shares no later than July 18, 2022 (the “Filing Deadline”). We have agreed to use reasonable best efforts to cause such registration statement to become effective as promptly as practicable after the filing thereof but in any event on or prior to the Effectiveness Deadline (as defined in the Registration Rights Agreement), and to keep such registration statement continuously effective until the earlier of (i) the date the Shares covered by such registration statement have been sold or may be resold pursuant to Rule 144 without restriction, or (ii) the date that is two (2) years following the Closing Date. We have also agreed, among other things, to pay all reasonable fees and expenses (excluding any underwriters’ discounts and commissions and all fees and expenses of legal counsel, accountants and other advisors for the Investors except as specifically provided in the Registration Rights Agreement) incident to the performance of or compliance with the Registration Rights Agreement by us.

In the event the registration statement has not been filed within 90 days following the Closing Date, subject to certain limited exceptions, then we have agreed to make pro rata payments to the Investors as liquidated damages in an amount equal to 0.5% of the aggregate amount invested by the Investors in the Shares per 30-day period or pro rata for any portion thereof for each such month during which such event continues, subject to certain caps set forth in the Registration Rights Agreement.

We have granted the Investors customary indemnification rights in connection with the registration statement. The Investors has also granted us customary indemnification rights in connection with the registration statement.

Reverse Stock Split
We effected a reverse stock split of our Common Stock at a ratio of 1-for-30 as of 5:00 p.m. Eastern Time on June 29, 2022. No fractional shares were issued in connection with the reverse stock split. Stockholders of record who would otherwise be entitled to receive a fractional share received a cash payment in lieu thereof. All information presented in this prospectus, unless otherwise indicated herein, assumes a 1-for-30 reverse stock split of our outstanding shares of Common Stock, and unless otherwise indicated, all such amounts and corresponding conversion price or exercise price data set forth herein have been adjusted to give effect to such assumed reverse stock split.

Corporate Information
We were originally incorporated in the State of Delaware on February 6, 2017 under the name “Max-1 Acquisition Corporation.” Prior to the Merger (as defined below), Max-1 was a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of Exicure Operating Company (“Exicure OpCo”), through a transaction on September 26, 2017 (the “Merger”). Exicure OpCo was originally formed as a limited liability company under the name AuraSense Therapeutics, LLC in the State of Delaware in June 2011 and was a clinical-stage biotechnology company developing gene regulatory and immuno-oncology therapeutics based on its proprietary SNA technology. AuraSense Therapeutics, LLC was subsequently converted into AuraSense Therapeutics, Inc., a Delaware corporation, on July 9, 2015, and changed its name on the same date to Exicure, Inc.

Immediately after giving effect to the Merger and the initial closing of a private placement transaction on September 26, 2017, the business of Exicure OpCo became our business.

Our principal executive offices are located at 2430 N. Halsted Street, Chicago, Illinois 60614, and our telephone number is (847) 673-1700. Our corporate website is www.exicuretx.com. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus and should not be considered part of this prospectus. Our website address is included in this document as an inactive textual reference only.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”). An emerging growth company may take advantage of relief from some of the reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

•being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;
•not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We may take advantage of some or all of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until December 31, 2023 or, if earlier, (1) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion or in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these reduced burdens. For example, we have taken advantage of the exemption from auditor attestation on the effectiveness of our internal control over financial reporting. To the extent that we take advantage of these reduced burdens, the information that we provide stockholders may be different than you might obtain from other public companies in which you hold equity interests.

We are also a “smaller reporting company” as defined in Rule 12b-2 promulgated under the Exchange Act. We may remain a smaller reporting company until we have a non-affiliate public float in excess of $250 million and annual revenues in excess of $100 million, or a non-affiliate public float in excess of $700 million, each as determined on an annual basis. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to take advantage of many of the same exemptions from disclosure requirements.

THE OFFERING

Common Stock Offered by the Selling Stockholders	867,369 Shares
Use of Proceeds	We will not receive any proceeds from the sale of the Shares covered by this prospectus.
Nasdaq Capital Market	XCUR

RISK FACTORS
An investment in our Common Stock involves a high degree of risk. Prior to making a decision about investing in our Common Stock, you should consider carefully the specific risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 25, 2022, and Quarterly Report on Form 10-Q for the period ended March 31, 2022, as filed with the SEC on May 16, 2022, which are incorporated in this prospectus by reference in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any prospectus supplement hereto. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our Common Stock could decline and you might lose all or part of your investment.

USE OF PROCEEDS
We are filing the registration statement of which this prospectus forms a part to permit the holder of the Shares of our Common Stock described in the section entitled “Selling Stockholders” to resell such Shares. We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale or other disposition of shares of our Common Stock held by the Selling Stockholders.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of these Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS
This prospectus covers the sale or other disposition by the Selling Stockholders of up to the total number of shares of our Common Stock that were issued to the Selling Stockholders pursuant to the Securities Purchase Agreement. The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our Common Stock by the Selling Stockholders as of July 6, 2022. The information in the table below with respect to the Selling Stockholders has been obtained from the Selling Stockholders. When we refer to the “Selling Stockholders” in this prospectus, or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, we mean the Selling Stockholders listed in the table below as offering shares, as well as their respective pledgees, assignees, donees, transferees or successors-in-interest. Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the Selling Stockholders, we are referring to the shares of our Common Stock issued to the Selling Stockholders pursuant to the Securities Purchase Agreement. The Selling Stockholders may sell all, some or none of the shares of Common Stock subject to this prospectus. See “Plan of Distribution” below as it may be supplemented and amended from time to time.

The number of shares of Common Stock beneficially owned prior to the offering for the Selling Stockholders includes all shares of our Common Stock beneficially held by the Selling Stockholders as of May 9, 2022, which includes all shares of our Common Stock purchased by such Selling Stockholders in the Private Placement. The percentages of shares owned before and after the offering are based on 4,962,231 shares of Common Stock outstanding as of July 7, 2022, which includes the outstanding shares of Common Stock offered by this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the Selling Stockholders named below.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock to be Beneficially Owned After Offering(2)
Name of Selling Stockholder	Number	Percentage		Number	Percentage
CBI USA, Inc.(3)	818,299	16.49%	818,299	—	—%
Abingworth Bioventures VII LP(4)	285,430	5.75%	49,070	236,630	4.76%

(1) The number of shares of our Common Stock in the column “Number of Shares of Common Stock Being Offered” represents all of the shares of our Common Stock that the Selling Stockholders may offer and sell from time to time under this prospectus.
(2) We do not know when or in what amounts the Selling Stockholders may offer shares for sale. The Selling Stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares issued in the Private Placement will be held by the Selling Stockholders.

(3) The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consists of 818,299 shares of Common Stock purchased by CBI USA, Inc. in the Private Placement. The address of CBI USA, Inc. is 3000 Western Avenue, Suite 400, Seattle, WA 98121.

(4) Consists of (i) 232,566 shares of Common Stock held by Abingworth Bioventures VII, LP (“ABV VII”), over which ABV VII has sole voting power and shared dispositive power and (ii) 3,794 shares of Common Stock issuable upon exercise of stock options issued to Dr. Bali Muralidhar, a member of our Board. Dr. Muralidhar is a managing partner of Abingworth LLP (“Abingworth”). Under an agreement between Dr. Muralidhar and Abingworth, Dr. Muralidhar is deemed to hold the options and any shares of Common Stock issuable upon exercise of the options for the benefit of ABV VII, and must exercise the options solely upon the direction of Abingworth. As a result, for purposes of Rule 13d-3 under the Securities Exchange Act, each of ABV VII and Abingworth may be deemed to beneficially own the shares of Common Stock and the 3,794 shares of Common Stock underlying the options held by Dr. Muralidhar. Abingworth, as the investment manager of ABV VII, may be deemed to share voting and dispositive power over the shares held by ABV VII. The address of ABV VII is 38 Jermyn Street, London SW1Y 6DN, United Kingdom.

Relationships with Selling Stockholders

As discussed in greater detail above under the section titled “Prospectus Summary—Private Placement,” in May 2022, we entered into the Securities Purchase Agreement with the Selling Stockholders, pursuant to which we sold and issued shares of our Common Stock, and we also entered into the Registration Rights Agreement with the Selling Stockholders, pursuant to which we agreed to file a registration statement with the SEC to cover the resale by the Selling Stockholders of the shares of our Common Stock.

Dr. Bali Muralidhar is a current director on our Board of Directors and a managing partner of Abingworth. Abingworth Bioventures VII LP is a Selling Shareholder and an affiliate of Abingworth.

Except for the ownership of the shares of Common Stock that may be offered and sold by the Selling Stockholders, the participation in the transactions described above, the Registration Rights Agreement and the positions that Dr. Muralidhar holds on our Board of Directors, the Selling Stockholders have not had any material relationship with us or our affiliates within the past three years.

PLAN OF DISTRIBUTION
The Selling Stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•a combination of any such methods of sale; and

•any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by the Selling Stockholders and, if the Selling Stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the selling stockholder list to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by the Selling Stockholders will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that the Selling Stockholders meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A Selling Stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to use reasonable best efforts to cause the registration statement of which this prospectus constitutes a part effective and to remain continuously effective until the earlier of (1) such date as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date that is two (2) years following the Closing Date.

LEGAL MATTERS
The validity of the Shares to be offered for resale by the Selling Stockholders under this prospectus will be passed upon for us by Cooley LLP, Boston, Massachusetts.

EXPERTS
The consolidated financial statements of Exicure, Inc. as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2021 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred significant expenses and negative cash flows since inception and its current liquidity is not sufficient to fund operations over the next twelve months, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement that we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and our securities. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, through our investor relations website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, statements of changes in beneficial ownership of securities and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The address for our website is www.exicuretx.com. Information contained in or accessible through our website does not constitute a part of this prospectus and is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports or portions furnished under Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K), including all filings made after the date of this prospectus and prior to the termination of the offering of the common stock covered by this prospectus.

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”), which was filed with the SEC on March 25, 2022;

•the information specifically incorporated by reference into our 2021 Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A related to our 2022 annual meeting of stockholders, which was filed with the SEC on April 12, 2022;

•our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, which was filed with the SEC on May 16, 2022;

•our Current Reports on Form 8-K filed with the SEC on January 5, 2022, January 18, 2022, February 4, 2022, March 18, 2022, May 13, 2022, May 27, 2022, June 13, 2022, and June 29, 2022; and

•the description of our Common Stock set forth in the registration statement on Form 8-A registering our Common Stock under Section 12 of the Exchange Act, which was filed with the SEC on July 30, 2019, including any amendments or reports filed for purposes of updating such description, including Exhibit 4.4 to the 2021 Annual Report.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Exicure, Inc., Attn: Secretary, 2430 N. Halsted St., Chicago, IL 60614.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement.

867,369 Shares

Common Stock

PROSPECTUS

July 20, 2022